                                  EXHIBIT 23.2

            EXPLANATION CONCERNING ABSENCE OF CURRENT WRITTEN CONSENT
                             OF ARTHUR ANDERSEN LLP

         On June 14, 2002, The Bon-Ton Stores, Inc. (the "Company") announced that it had appointed KPMG LLP to replace Arthur Andersen LLP ("Arthur Andersen") as its independent auditor. Representatives of Arthur Andersen are not available to provide an updated written consent required for the incorporation by reference of its audit report with respect to the Company's financial statements as of, and for the years ended, February 2, 2002 and February 3, 2001 included in this Annual Report on Form 10-K into registration statements filed by the Company and currently effective under the Securities Act of 1933 (the "Act"). Because, after reasonable effort, the Company is unable to obtain Arthur Andersen's written consent to such incorporation by reference of their report, Rule 437a under the Act permits the Company to omit Arthur Andersen's updated written consent from this filing.

         Section 11(a) of the Securities Act provides that if any part of a registration statement at the time it becomes effective contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may sue, among others, every accountant who had consented to be named as having prepared or certified any part of the registration statement or as having prepared or certified any report or valuation which is used in connection with the registration statement with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant.

         While Arthur Andersen did consent to the incorporation by reference of its audit report with respect to the Company's financial statements as of, and for the years ended, February 2, 2002 and February 3, 2001 contained in the Company's Annual Report on Form 10-K for 2001, as noted above, Arthur Andersen has not consented to the incorporation by reference of such audit report contained in this Annual Report on Form 10-K. As a result, with respect to an applicable registration statement, the Company's investors may not be able to recover against Arthur Andersen under Section 11(a) of the Act or the lack of a currently dated consent may limit the time in which any liability under Section 11(a) could be asserted against Arthur Andersen.